Exhibit 16.1

April 22, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by AmBase Corporation under Item 4.01 of its Form 8-K dated April 22, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of AmBase Corporation contained therein.

Very truly yours,

Marcum LLP